Exhibit 99.1

INVO Fertility Closes Acquisition of Indiana-Based Fertility Clinic “Family Beginnings”

Strategic Transaction Advances Company’s Growth

SARASOTA, Fla., February 19, 2026 — INVO Fertility, Inc. (Nasdaq: IVF) (“INVO” or the “Company”), a healthcare fertility company focused on the establishment, acquisition, and operation of fertility clinics and related businesses and technologies, today announced that it has successfully closed the previously announced acquisition of Family Beginnings, P.C., a respected fertility clinic serving patients across Indiana and the broader Midwest.

The transaction was completed in accordance with the terms of the definitive purchase agreement first announced on December 17, 2025.

Founded more than a decade ago, Family Beginnings has built a strong reputation for delivering comprehensive fertility services with a highly personalized, patient-first approach. The clinic offers a full suite of reproductive services, including in vitro fertilization, intravaginal culture (as an early adopter of the Company’s INVOcell solution), ovulation induction, intrauterine insemination, fertility preservation, and diagnostic testing, supported by an experienced clinical and embryology team. James Donahue, M.D., Family Beginnings REI and lab director, was recognized again as a 2026 Castle Connolly Top Doctor, placing him among the top 7% of physicians in the U.S. and reflecting his many years of dedicated and quality service to patients.

Family Beginnings is known for its continuity of care, close physician-patient relationships, and commitment to guiding patients through what is often a complex and emotional journey. These attributes align closely with INVO Fertility’s mission to expand access to high-quality, compassionate fertility care while maintaining a personalized treatment experience.

Importantly for patients, the clinic’s existing medical leadership and care teams will remain in place, ensuring continuity of care while benefiting from INVO’s broader clinical resources, operational support, and ongoing investment in advanced technologies and best practices.

Family Beginnings generated revenue of approximately $1 million and net income of approximately $0.2 million for the 9 months ended September 30, 2025, or approximately 18% of INVO’s clinic revenue for the same period.

The closing of this acquisition marks an important milestone in INVO’s ongoing strategy to expand its network of fertility care centers and broaden patient access to advanced reproductive care. Under the terms of the transaction, INVO acquired the non-clinical assets of Family Beginnings for a combined purchase price of $750,000, comprised of cash and preferred stock consideration. James Donahue, M.D. will continue to lead the clinic’s operations under a multi-year agreement.

“We are thrilled to complete the acquisition of Family Beginnings,” said Steve Shum, CEO of INVO Fertility. “This transaction not only expands our geographic footprint and enhances our portfolio of clinics, but it also advances our mission of increasing access to high-quality, patient-centered fertility care. Family Beginnings has a long-standing reputation for excellence and compassionate care, and we look forward to building on that legacy with Dr. Donahue and growing the clinic from its current operating levels.”

The closing of the Family Beginnings acquisition follows a period of meaningful progress for INVO Fertility, as highlighted in the Company’s recent shareholder letter, which underscores the clear strategic outlook centered on growth through both organic initiatives and targeted clinic acquisitions, as well as the Company enjoying its strongest fundamental position in several years.

About INVO Fertility

We are a healthcare services fertility company dedicated to expanding access to assisted reproductive technology (“ART”) care to patients in need. Our principal commercial strategy is focused on building, acquiring, and operating fertility clinics, including “INVO Centers” dedicated primarily to offering the intravaginal culture (“IVC”) procedure enabled by our INVOcell® medical device (“INVOcell”) and US-based, profitable in vitro fertilization (“IVF”) clinics. We have four operational fertility clinics in the United States. We also continue to engage in the sale and distribution of INVOcell to third-party owned and operated fertility clinics. INVOcell is a proprietary and revolutionary medical device, and the first to allow fertilization and early embryo development to take place in vivo within the woman’s body. The IVC procedure provides patients with a more connected, intimate, and affordable experience in comparison to other ART treatments. We believe the IVC procedure can deliver comparable results at a fraction of the cost of traditional IVF and is a significantly more effective treatment than intrauterine insemination. For more information, please visit invofertility.com.

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company’s ability to satisfy closing conditions for the offering, our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

INVO Fertility, Inc.

Steve Shum, CEO

978-878-9505

sshum@invofertility.com

Investor Contact

Lytham Partners, LLC

Robert Blum

602-889-9700

INVO@lythampartners.com